Exhibit 10.7

                             GUARANTY FEE AGREEMENT


      This Guaranty Fee Agreement (this "Agreement"), dated as of January 26, 2002, is made between SF Holdings Group, Inc., a Delaware corporation ("SF Holdings"), and Newcup, LLC, a Delaware limited liability company ("Newcup"). All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Guaranty Agreement (as defined below).

                               W I T N E S S E T H

      WHEREAS, pursuant to that certain Note Purchase Agreement, dated as of January 25, 2002 (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the "Note Purchase Agreement"), by and among Newcup, Jefferies & Company, Inc. (the "Purchaser"), and TCW/Crescent Mezzanine, L.L.C. ("TCW/Crescent"), as collateral agent for the Holders, Newcup is issuing and selling to the Purchaser an aggregate of $34,500,000 in principal amount of Series A Notes and an aggregate of $19,500,000 in principal amount of Series B Notes (collectively, as amended, modified or supplemented in accordance with the terms thereof, the "Newcup Notes"); and

      WHEREAS, pursuant to that certain Guaranty Agreement dated as of January 26, 2002 (as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the "Guaranty Agreement"), by and among SF Holdings, the Purchaser and TCW/Crescent as collateral agent, SF Holdings is guaranteeing the obligations of Newcup with respect to the Newcup Notes; and

      WHEREAS, Newcup is utilizing a portion of the proceeds from the Newcup Notes to purchase a portion of SF Holdings' outstanding 12 3/4% Series B Senior Secured Discount Notes due 2008 (the "SF Notes"); and

      WHEREAS, SF Holdings is seeking certain assurances from Newcup, and the parties desire to enter into this Agreement to set forth certain agreements, in connection with and related to the foregoing.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1. Prohibited Activities of Newcup. Newcup shall not, without the prior written consent of SF Holdings in each instance: (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability for the payment of money other than the Indebtedness, obligations and liabilities (i) under, or in order to effect compliance with, the Note Purchase Agreement, the Newcup Notes and the other Note Purchase Documents, the Company Guarantee Documents, and the Guarantor Option Agreement (collectively, the "SF Transaction Documents"), (ii) under, or by reason of compliance with, this Agreement; and/or
(iii) under, or in order to effect

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compliance with (but not as the result of a violation of), the laws of the State of Delaware and the laws of the United States of America; (b) create or permit to exist any Lien upon any property or assets now owned or hereafter acquired by it other than (i) the Liens created under the Note Purchase Documents to which Newcup is a party, and (ii) Liens required or permitted pursuant to the Note Purchase Documents; (c) engage in any business or activity or own any assets other than (i) holding the SF Notes purchased or otherwise acquired by Newcup,
(ii) performing its obligations and activities under the SF Transaction
Documents and incidental thereto, (iii) making payments on the Obligations evidenced by the Newcup Notes and the other Note Purchase Documents as provided in Paragraph 2 below to the extent funds are available for such payments, (iv) performing such activities as from time to time may be reasonably necessary to maintain its existence and good standing as a separate legal entity and to effect compliance with the laws of the State of Delaware and the Laws of the United States of America, and (v) the making of distributions to the members of Newcup in amounts sufficient to pay income taxes due and owing (including estimated taxes on the dates the payment of such estimated income taxes are required) by such members arising from income of Newcup attributable to or allocated to such members; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person (other than as required under clauses (b)(i) and (b)(ii) of this Paragraph 1);
(e) create or acquire any Subsidiary or make or own any Investment in any Person, except Investments in Cash Equivalents and the SF Notes; (f) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons; (g) amend or waive any of the provisions of the Newcup Notes or the Note Purchase Agreement requiring the consent of SF Holdings; (h) amend its Limited Liability Company Operating Agreement; (i) issue any additional membership interests in Newcup, except as permitted pursuant to Paragraph 5 hereof; or (j) sell, transfer or otherwise dispose of any SF Notes held by Newcup (other than as required under clauses (b)(i) and (b)(ii) of this Paragraph 1). Notwithstanding the foregoing, in the event of an Event of Default (as defined in the Note Purchase Agreement) and an acceleration of Newcup Notes representing all of the outstanding principal balance thereof, the provisions of this Paragraph 1 shall thereafter cease to apply and be in effect and the failure to comply with any of the provisions of this Paragraph 1 shall not affect, prejudice or compromise the enforceability or rights of the Holders under the Guaranty Agreement or any of the other Company Guarantee Documents or the Note Purchase Documents.

      2. Application of Payments from SF Holdings. In the event that Newcup shall at any time receive a payment from SF Holdings or an affiliate or designee of SF Holdings, Newcup shall, within one (1) Business Day of the receipt thereof, subject to the provisions of the Newcup Notes and the direction of SF Holdings, apply the entire amount of such payment first (a) to the maintenance of the existence in good standing of Newcup and (b) to the satisfaction of obligations necessary to permit Newcup to comply and remain in compliance with
(i) this Agreement, (ii) the Note Purchase Agreement, the Newcup Notes and the other Note Purchase Documents, (iii) the laws of the State of Delaware and the laws of the United States of America and (iv) the making of distributions to the members of Newcup in amounts sufficient to pay income taxes due and owing (including estimated taxes on the dates the payment of such estimated income taxes are required) by such members arising from income of Newcup attributable to or allocated to such members, and for no other purposes, and then to the satisfaction of its Obligations with respect to the Indebtedness evidenced by the Newcup Notes and the Note Purchase Agreement, when and as they become due.

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      3. Guaranty Fee. For so long as the Guaranty Agreement shall be in effect and provided that no Default or Event of Default exists with respect to the Guaranty Agreement, Newcup shall pay to SF Holdings an annual guarantee fee, payable in cash on the last Business Day of each calendar year (the "Guaranty Fee") with respect to each Interest Period occurring during such calendar year, computed as follows: (a) the Guaranty Fee payable with respect to each Interest Period occurring within such calendar year that does not constitute a PIK Quarter (as defined in the Series A Notes) with respect to the Series A Notes shall be equal to one-half of one percent (0.5%) of the outstanding principal amount of the Series A notes as of the first day of such Interest Period; (b) the Guaranty Fee payable with respect to each Interest Period occurring within such calendar year that does not constitute a PIK Quarter (as defined in the Series B Notes) with respect to the Series B Notes shall be equal to one-half of one percent (0.5%) of the outstanding principal amount of the Series B Notes as of the first day of such Interest Period; (c) the Guaranty Fee payable with respect to each Interest Period occurring within such calendar year that constitutes a PIK Quarter (as defined in the Series A Notes) with respect to the Series A Notes shall be equal to one percent (1.0%) of the outstanding principal amount of the Series A Notes as of the first day of such Interest Period; and
(d) the Guaranty Fee payable with respect to each Interest Period occurring within such calendar year that constitutes a PIK Quarter (as defined in the Series B Notes) with respect to the Series B Notes shall be equal to one percent (1.0%) of the outstanding principal amount of the Series B Notes as of the first day of such Interest Period. At Newcup's option (exercisable by written notice to SF Holdings), the amount of the Guaranty Fee due may be paid through a reduction of the adjusted issue price (original principal plus accrued but unpaid original issue discount less any previously paid guaranty fees) of the SF Notes and such reduction will be deemed to constitute a cash payment under this Paragraph 3.

      4. Modification of SF Notes. As soon as possible and, in any event, within ten (10) Business Days after the Issue Date and following the effective time of the Supplemental Indenture (as defined in the Note Purchase Agreement), Newcup agrees to take all action within its control (a) to cause the Discount Notes to be modified, effective January 25, 2002, to (i) reduce the aggregate principal amount thereof to $55 million, (ii) reduce the interest rate thereon to four percent (4%) per annum and (iii) permit such interest to be paid in kind until maturity, including, if necessary, entering into a note modification agreement reflecting such modifications.

      5. Newcup Members. Other than Cupcorp, Inc., SF Holdings or any affiliate of SF Holdings, no person or entity shall become a holder of membership interests of Newcup.

      6. Tax Returns and Financial Statements. Newcup shall provide SF Holdings with the opportunity to review and comment on any federal income tax returns, including K-1 filings, prepared for Newcup or any of its members prior to the filing thereof and the opportunity to review and comment on any financial statements of Newcup prepared by Newcup or its accountants prior to the adoption thereof by Newcup as the final versions of such financial statements.

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      7. Events of Default. Any breach or violation by Newcup of any of the covenants contained in this Agreement at any time that the provisions of Paragraph 1 hereof are applicable and in effect shall constitute an "Event of Default" under this Agreement. If such breach or violation occurs, and assuming such breach or violation is curable, is not cured within thirty (30) days following the earlier of the knowledge of such breach or violation by Newcup or the receipt of written notice thereof from SF Holdings; provided, however, that notwithstanding the cure of such violation or breach by Newcup, the obligations of SF Holdings under the Guaranty Agreement shall be permanently reduced by the amount of any actual loss, damage or liability suffered or incurred by Newcup or SF Holdings as a result of such Event of Default.

      7.    Miscellaneous.

            (a) Further Assurances. Each of the parties hereto shall, from time to time at the other party's reasonable request and cost, execute such further instruments, documents and agreements, and give such further written assurances, as is necessary to carry into effect the purposes and intent of this Agreement.

            (b) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed document will be deemed the same as delivery of an original.

            (c) Assignment. Neither party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party.

            (d) No Waiver. No failure or delay on the part of a party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any covenant or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right.

            (e) Amendment. This Agreement shall be amended only in a written agreement executed by both parties hereto.

            (f) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.



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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.



                              SF HOLDINGS GROUP, INC.


                              By: /s/ Hans H. Heinsen
                                 -------------------------------
                                 Name:  Hans H. Heinsen
                                 Title: Senior Vice President


                              NEWCUP, LLC

                              By:  Cupcorp, Inc., its sole member


                              By: /s/ Mark Attanasio
                                ---------------------------------
                                Name:  Mark Attanasio
                                Title: President


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